UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2015 (February 23, 2016)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8111 Smith’s Mill Road New Albany, Ohio		43054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (614) 491-2225

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 1.01.	Entry into a Material Definitive Agreement.

On December 16, 2015, Bob Evans Farms, LLC, a wholly owned subsidiary (“Bob Evans Restaurants” or “Seller”), signed a non-binding letter of intent to sell 145 restaurant properties for up to $200.0 million.

On February 23, 2016, Bob Evans Restaurants entered into Purchase and Sale Agreements (each, a “PSA”), one with Mesirow Realty Sale-Leaseback, Inc., an Illinois corporation (“Mesirow”) and the other with National Retail Properties, LP, a Delaware limited partnership (“National”), providing for the sale for a purchase price of $36.6 million by Bob Evans Restaurants to Mesirow of a portfolio of 26 Bob Evans Restaurant properties and the sale for a purchase price of $163.4 million by Bob Evans Restaurants to National of a portfolio of 119 Bob Evans Restaurant properties. Prior to the closing of each transaction the final portfolio properties can be adjusted with a corresponding adjustment of the purchase price, and the final purchase prices may be adjusted for customary real estate adjustments. The closing of the transactions are conditioned upon both closing at the same time.

Pursuant to the PSA with Mesirow and National, and as a condition of closing, Bob Evans Restaurant has agreed to enter into absolute net master leases, one with Mesirow and another with National pursuant to which Bob Evans Restaurant will lease the Mesirow locations from Mesirow, and the National locations from National, for an initial term of 20 years, with five renewal options of five years each. First year rent expense under both leases will be $13.8 million (excluding any amortization of deferred gains). The National lease includes a CPI-based rent escalator with a maximum 1.5% annual increase, while the Mesirow lease includes a 1.5% annual rent escalator. Each of Mesirow’s and National’s obligations to consummate the transactions is subject to completion of due diligence and certain customary closing conditions. The initial closing must include no less than 125 properties (properties may be excluded during final due diligence). The parties may enter into agreements after the closing for a sale-leaseback of alternate locations up to a maximum of 145 properties.

As a condition to the closing of each of the PSA transactions, the Company and BEF Foods, Inc. are providing payment and performance guaranties of the Mesirow Lease and each National Lease to provide a credit enhancement for the benefit of each of Mesirow and National.

The closing of the sale-leaseback transactions with a sale of all 145 properties is expected to provide the Company with net proceeds (after tax and transaction-related costs) of approximately $165.0 to $170.0 million. The net proceeds would be used to pay down debt under the Company’s credit agreement, repurchase Company shares, and for other corporate purposes, while maintaining a prudent level of leverage. The transactions are expected to close before the end of the Company’s fiscal year-end on April 29, 2016.

The description of the agreements contained in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the agreements. The Company will file the agreements with the U.S. Securities and Exchange Commission as exhibits to its next Quarterly Report on Form 10-Q.

A copy of the press release announcing the execution of the agreements is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired – Not Applicable

(b)	Pro Forma Financial Information – Not applicable

(c)	Shell Company Transactions – Not Applicable

(d)	Exhibits:

The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	News release issued by Bob Evans Farms, Inc. on February 25, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 25, 2016

BOB EVANS FARMS, INC.

By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Vice President, Assoc. General
Counsel and Asst. Corporate Secretary